Exhibit (a)(1)(E)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated May 3, 2010, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Protection One, Inc.

at

$15.50 Net Per Share

by

Protection Acquisition Sub, Inc.

a wholly-owned indirect subsidiary

of

Protection Holdings, LLC

an affiliate of

GTCR Golder Rauner II, L.L.C.

Protection Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned indirect subsidiary of Protection Holdings, LLC, a Delaware limited liability company (“Parent”), is offering to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Protection One, Inc., a Delaware corporation (“Protection One”), at a purchase price of $15.50 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 3, 2010, and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”). Stockholders of record who tender directly to BNY Mellon Shareowner Services (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON JUNE 2, 2010, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 26, 2010 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and Protection One. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Protection One (the “Merger”), with Protection One continuing as the surviving corporation, indirectly wholly-owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) in the treasury of Protection One or by Parent or Purchaser, which Shares shall be cancelled and shall cease to exist or (ii) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive $15.50 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase.

Pursuant to tender and support agreements entered into with each of POI Acquisition, L.L.C. and Monarch Alternative Capital LP, among other things and subject to certain conditions, each stockholder has agreed to tender in the Offer, and not withdraw, all of the Shares owned by the stockholder, as well as any other Shares acquired by the stockholder after the date of the tender and support agreements. As of April 30, 2010, the stockholders party to the tender and support agreements together owned more than 60% of the Shares outstanding (determined on a fully diluted basis).

The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of (i) the Minimum Condition (as described below), (ii) the HSR Condition (as described below) and (iii) the Governmental Authority Condition (as described below). The Minimum Condition requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the then scheduled Expiration Date which, together with the number of Shares (if any) then owned of record by Parent or Purchaser or with respect to which Parent or Purchaser otherwise has, directly or indirectly, sole voting power, represents at least 60% of the Shares then outstanding (determined on a fully diluted basis) and no less than 60% of the voting power of the Shares of capital stock of Protection One then outstanding (determined on a fully diluted basis) and entitled to vote in the election of directors. The HSR Condition requires the expiration or termination of any waiting period (and any extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Governmental Authority Condition requires that no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the Offer, Top-Up Option (as defined in the Offer to Purchase) (if necessary to ensure that at least 90% of the Shares are owned by Parent or Purchaser) or Merger illegal or otherwise prohibiting, restraining or preventing the Offer, Top-Up Option (if necessary to ensure that at least 90% of the Shares are owned by Parent or Purchaser) or Merger in each case substantially concurrently with the acceptance of the Offer. The Offer also is subject to other conditions as described in the Offer to Purchase.

The Protection One board of directors, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Protection One’s stockholders, (ii) duly approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) recommended that Protection One’s stockholders accept the Offer, tender their Shares to Purchaser in the Offer and, to the extent applicable, approve and adopt the Merger Agreement and the Merger.

The Merger Agreement provides that if, on or prior to the Expiration Date, the Minimum Condition, the HSR Condition and the Governmental Authority Condition and the other conditions to the Offer are not satisfied or waived (to the extent waivable) by Parent or Purchaser, then Purchaser must extend the Offer for successive periods of up to 5 business days, or, if Protection One consents prior to such extension, for up to 20 business days to permit such conditions of the Offer to be satisfied; provided that Purchaser will not be required to extend the Offer beyond August 24, 2010 (the “Outside Date”) and provided that Purchaser may not extend the Offer beyond the Outside Date without Protection One’s consent. In addition, Purchaser must extend the Offer for any periods required by applicable law or applicable rules, regulations, interpretations or positions of the SEC or its staff. Notwithstanding the foregoing, if all the conditions to the Offer have been satisfied and if necessary to fulfill the conditions set forth in the commitment letters pursuant to which the debt financing and equity financing or any permitted amended, modified or replacement financing is provided, (i) Purchaser may extend the Offer for successive periods of up to 5 business days and for an aggregate period of not more than 20 business days beyond the last scheduled Expiration Date otherwise permitted (and in no case beyond the Outside Date) and (ii) Purchaser must extend the Offer, if requested to do so by Protection One in writing for successive periods of 5 business days or such longer period as Protection One and Purchaser shall mutually agree but in no case beyond August 11, 2010. For purposes of the extension requirements listed above, Protection One, Purchaser and Parent agreed to assume, absent a breach of the tender and support agreements, that Shares subject to a tender and support agreement have been validly tendered in the Offer for purposes of determining whether the Minimum Condition is satisfied.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to increase the Offer Price, to make other changes in the terms and conditions of the Offer or to waive any condition of the Offer; provided that, without the prior written consent of Protection One, Purchaser will not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the HSR Condition or the Governmental Authority Condition or (v) amend any of the other conditions and requirements to the Offer in a manner adverse to the holders of Shares. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

After the expiration of the Offer and acceptance of the Shares tendered, and not withdrawn, from the Offer, Purchaser may decide pursuant to the Merger Agreement to provide for one or more subsequent offering periods. A subsequent offering period, if included, will be an additional period of not less than 3 business days and up to 20 business days beginning on the next business day after the previously scheduled Expiration Date, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price. If Purchaser includes a subsequent offering period, Purchaser will immediately accept and promptly pay for all Shares that were validly tendered during the initial offering period. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may retain tendered Shares on its behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. There is no procedure for guaranteed delivery in the Offer.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 2, 2010. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and its determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Protection One provided Purchaser with Protection One’s stockholder lists and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and related documents to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Protection One’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash by a holder (as defined in the Offer to Purchase) of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. You are urged to consult with your own tax advisor as to the particular tax consequences to you of the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor

New York, New York 10022

Stockholders may call toll free (888) 750-5834

Banks and Brokers may call collect (212) 750-5833

May 3, 2010